Exhibit 99.1

EASTERN BANKSHARES, INC. ANNOUNCES RECEIPT OF REGULATORY APPROVALS, CLOSING DATE OF CONVERSION AND

FINAL RESULTS OF STOCK OFFERING

Boston, Massachusetts, October 9, 2020 – Eastern Bankshares, Inc. (the “Company”), a Massachusetts corporation and the proposed holding company for Eastern Bank, announced today that it has received all required regulatory approvals and intends to close the mutual-to-stock conversion of Eastern Bank Corporation and the subscription offering of common stock of the Company on October 14, 2020.

The Company also announced that it intends to sell 179,287,828 shares of common stock at $10.00 per share in the subscription offering for gross offering proceeds of approximately $1,792,878,000, including the sale of 14,940,652 shares of common stock to the Eastern Bank employee stock ownership plan. (As disclosed in the prospectus for the offering, the Company will donate 7,470,326 shares of common stock to the Eastern Bank Charitable Foundation in connection with the conversion.)

The Company concluded the offering period for its subscription offering on September 16, 2020. The Company did not conduct community, syndicated or firm commitment public offerings in connection with the conversion in light of the orders received during the subscription offering.

The Company will fill in full all valid subscription orders submitted by Eastern Bank’s eligible depositors, its employee stock ownership plan, and employees, officers, directors, trustees and corporators who are not eligible depositors, including all valid orders placed through the Eastern Bank 401(k) Plan.

Subject to the satisfaction of customary closing conditions, the Company expects the conversion and subscription offering will close simultaneously on October 14, 2020, at which time the Company will become the holding company of Eastern Bank.

The shares of common stock sold in the offering are expected to begin trading on the Nasdaq Global Select Market on October 15, 2020 under the ticker symbol “EBC.”

Persons wishing to confirm their orders may do so online at https://allocations.kbw.com, beginning at 10:00 a.m., Eastern Time, on Monday, October 12, 2020. You may also contact the Stock Information Center at 1-800- 945-8598. The Stock Information Center will be open from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, through Thursday, October 22, 2020, except for the bank observed holiday on Monday, October 12, 2020 when it will be closed.

All shares of common stock sold in the offering will be issued in book entry form. Stock certificates will not be issued. On October 15, 2020, Direct Registration System statements for shares purchased in the stock offering, and interest checks for persons who paid for their orders by check, are expected to be mailed by the Company’s transfer agent, Continental Stock Transfer & Trust Company, to the persons entitled thereto at the registration address noted by them on their stock order form.

Keefe, Bruyette & Woods, Inc., a Stifel Company, acted as selling agent in the subscription offering. J.P. Morgan Securities LLC served as Eastern’s capital markets advisor. Nutter, McClennen & Fish, LLP served as Eastern’s legal counsel in the conversion and offering, and Simpson Thacher & Bartlett LLP advised Keefe, Bruyette & Woods, Inc. and J.P. Morgan Securities LLC.

About Eastern Bankshares, Inc. and Eastern Bank

Eastern Bankshares, Inc. will be the stock holding company for Eastern Bank upon the completion of the offering and the conversion. Founded in 1818, Boston-based Eastern Bank has more than 110 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island, and as of June 30, 2020, Eastern Bank had approximately $14.0 billion in total assets. Eastern provides banking, investment and insurance products and services for consumers and businesses of all sizes, including through its Eastern Wealth Management division and its Eastern Insurance Group subsidiary. Eastern takes pride in its outspoken advocacy and community support that has exceeded $140 million in charitable giving since 1999 through the Eastern Bank Charitable Foundation. An inclusive company, Eastern employs 1,800+ deeply committed professionals who value relationships with their customers, colleagues, and communities.

Forward-Looking Statements

This press release contains forward-looking statements about the offering and the conversion. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, adverse developments in our market relating to the Covid-19 pandemic, including the severity and duration of the associated economic slowdown, adverse developments in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and Eastern Bank are engaged.

A registration statement relating to the shares of common stock of the Company to be issued in connection with the conversion of Eastern Bank Corporation has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy such common stock.

The shares of common stock of Eastern Bankshares, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Media Contacts: Andrea Goodman Eastern Bank a.goodman@easternbank.com 781-598-7847 Paul Alexander Eastern Bank p.alexander@easternbank.com 781-596-4490	Investor Contact: Jill Belliveau Eastern Bankshares, Inc. InvestorRelations@easternbank.com 781-598-7920